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                                                                    EXHIBIT 99.1


                                      Contact:   Exsorbet Industries, Inc.
                                                 Dr. Edward Schrader
                                                 President
                                                 601/974-1342


                                                 Charles E. Chunn, Jr.
                                                 Executive Vice President, CFO
                                                 501/452-1987


                                                 Ed Penick, Jr.
                                                 Vice President
                                                 501/664-7745


                  EXSORBET INDUSTRIES ANNOUNCES ACQUISITION OF
                       LARCO ENVIRONMENTAL SERVICES INC.


         Jackson, MS -- Wednesday, June 26, 1996 -- Exsorbet Industries Inc. (NASDAQ: Small Cap: EXSO) today announced the acquisition of LARCO Environmental Services Inc. The company was acquired through a pooling transaction in which Exsorbet obtained all outstanding shares of LARCO common stock in return for 1,152,000 shares of Exsorbet Industries Inc. common stock.

         LARCO expects to report an after tax profit for the second quarter of 1996, as well as 1996 year-to-date. Financial results for the company will be consolidated with first and second quarter results of Exsorbet Industries Inc., boosting both revenue and profitability for Exsorbet Industries Inc.

         For the fiscal year ending July 31, 1995, LARCO reported approximately $6,300,000 in gross sales and approximately $500,000 after tax profit. Through the first eight months of current fiscal year July 31, 1996, revenues of approximately $4,000,000 position the company on target to match last year's revenues. Total assets for the company as of May 31, 1996, were $5,609,000.

         LARCO Environmental Services Inc. was established in 1979, to serve the oil spill recovery and emergency response needs of the Gulf Coast area. Through the years, the company has evolved alongside the ever-changing industrial community. That change has included adding equipment rental, environmental supplies, and emergency response training to their growing list of capabilities. LARCO has industrial service and full emergency response capabilities at offices in Bridge City, Texas; Baton Rouge, Louisiana, and Lake Charles (Sulfur), Louisiana.

         LARCO's most recent move to meet the needs of the industrial community is its merger with Exsorbet Industries Inc. "Exsorbet is very excited about this merger, "said Dr. Edward Schrader, President and Chief Executive Officer of Exsorbet Industries Inc. "The synergies between our companies is great.





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This will be a good mesh for our companies."

         LARCO has established itself as a leading spill cleanup responder in the Gulf South. Its reputation has carried it well beyond the Gulf waters to include jobs in Puerto Rico, Florida, and the Atlantic Coast. The company has expanded its preventative maintenance services to customers as the industry needs evolved. For the past year and a half, it has applied its industrial expertise to the creation and development of an industrial services division. It has applied for a patent on its proprietary "pneumatic excavation system" utilized in both industrial service and emergency response operations.

         "We feel that the market is wide open for a premier service company such as LARCO, because we can reduce the clients' liability and offer a very dependable and economical service," said Larry Woodcock, Chief Executive Officer of LARCO Environmental Services. In addition to these enhanced services, the company offers emergency response, spill response, safety training and industrial cleaning. To provide well-rounded service, certified divers are available for emergency response and industrial-type work. LARCO services a variety of industries that include the pulp and paper, petrochemical and mining industries.

         In 1988, LARCO realized the need for a credible and cost-effective training facility to meet the stringent needs of federal training requirements. They established the LARCO Training Academy, providing the industrial community with an opportunity to train using "real world" emergency response personnel with training regulatory backgrounds.

         Dr. Schrader said, "The addition of LARCO thrusts us into the leadership role in spill response and industrial service in the central Gulf of Mexico." Soon to be consolidated with the new "LARCO Division" of Exsorbet, are the industrial services and spill response activities of SpilTech, an existing Exsorbet Industries subsidiary with existing operational bases in Euless, Texas; Little Rock, Arkansas; and Mobile, Alabama.

         Schrader further stated that, "With LARCO we will step up our aggressive expansion activities along the Gulf of Mexico, inland barge and bulk vessel transportation routes, as well as major industrial focus throughout the eastern United States. LARCO professionals have established an excellent relationship with their chemical, petroleum and manufacturing clients that will present an opportunity for internal growth for Exsorbet Industries' subsidiaries Eco-Systems, Cierra Engineering, Consolidated Environmental Services, and SpilTech Services."

         Exsorbet Industries, Inc. is a diversified environmental product and service company specializing in state of the art technical solutions for problems in site remediation, dewatering and pond solidification, hazardous waste cleanup material and service, bioremediation, environmental engineering and project management, and twenty-four hour emergency response.

         Subsidiaries of Exsorbet Industries, Inc. include Eco-Systems, Exsorbet Technical/SpilTech Services, Inc., Consolidated Environmental Services, Inc., and Cierra, Inc. Offices are located in Dallas, Euless, and Houston, Texas: Fort Smith and Little Rock, Arkansas; Tulsa, Oklahoma; Kansas City, Missouri; Jackson, Mississippi; Daphne, Alabama; and Atlanta, Georgia.





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